Exhibit 99.1

VMware Reports Fourth Quarter and Fiscal Year 2022 Results
FY22 total revenue of $12.85 billion; growth of 9% year-over-year
FY22 Subscription and SaaS revenue of $3.20 billion, an increase of 24% year-over-year

PALO ALTO, Calif., February 24, 2022 — VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced financial results for the fourth quarter and full fiscal year 2022:

Quarterly Review
•Revenue for the fourth quarter was $3.53 billion, an increase of 7% from the fourth quarter of fiscal 2021.

•The combination of subscription and SaaS and license revenue was $1.90 billion, an increase of 11% from the fourth quarter of fiscal 2021.

•Subscription and SaaS revenue for the fourth quarter was $868 million, an increase of 23% year-over-year.

•GAAP net income for the fourth quarter was $586 million, or $1.39 per diluted share, down 26% per diluted share compared to $791 million, or $1.87 per diluted share, for the fourth quarter of fiscal 2021. Non-GAAP net income for the fourth quarter was $855 million, or $2.02 per diluted share, down 9% per diluted share compared to $936 million, or $2.21 per diluted share, for the fourth quarter of fiscal 2021.

•GAAP operating income for the fourth quarter was $783 million, a decrease of 22% from the fourth quarter of fiscal 2021. Non-GAAP operating income for the fourth quarter was $1.14 billion, flat from the fourth quarter of fiscal 2021.

•Operating cash flow for the fourth quarter was $1.14 billion. Free cash flow for the fourth quarter was $1.01 billion.

•RPO for the fourth quarter totaled $12 billion, up 6% year-over-year.

Annual Review
•Revenue for fiscal year 2022 was $12.85 billion, an increase of 9% from fiscal 2021.

•The combination of subscription and SaaS and license revenue was $6.33 billion, an increase of 13% from fiscal year 2021.

•Subscription and SaaS revenue for fiscal year 2022 was $3.20 billion, an increase of 24% from fiscal year 2021.

•Subscription and SaaS ARR exiting fiscal year 2022 was $3.58 billion, an increase of 24% from fiscal year 2021.

•GAAP net income for fiscal year 2022 was $1.82 billion, or $4.31 per diluted share, down 11% per diluted share compared to $2.06 billion, or $4.86 per diluted share, for fiscal year 2021. Non-GAAP net income for fiscal year 2022 was $3.06 billion, or $7.25 per diluted share, up 1% per diluted share compared to $3.05 billion, or $7.20 per diluted share, for fiscal year 2021.

•GAAP operating income for fiscal year 2022 was $2.39 billion, flat from fiscal year 2021. Non-GAAP operating income for fiscal year 2022 was $3.92 billion, an increase of 3% from fiscal year 2021.

•Operating cash flow for fiscal year 2022 was $4.36 billion. Free cash flow for fiscal year 2022 was $3.97 billion.

“The growth in customer demand for our multi-cloud solutions was reflected in our Q4 results. We are at an exciting time in our industry, as enterprises large and small transform and modernize to become software-based, digital enterprises,” said Raghu Raghuram, CEO, VMware. “We are well-positioned to help our customers build, run and secure their applications in this multi-cloud environment.”

“Q4 was a strong finish to a transformational year in which we became a standalone company and surpassed $12B in revenue,” said Zane Rowe, executive vice president and CFO, VMware. “As we look to our next fiscal year, we remain focused on accelerating growth of our Subscription & SaaS portfolio and scaling our multi-cloud platform enabling us to deliver long-term revenue and profit growth.”

Business Highlights & Strategic Announcements
•VMware completed a spin-off from Dell Technologies, gaining increased agility to execute its multi-cloud strategy, a simplified capital structure and governance model and additional operational and financial flexibility.
•Vodafone selected VMware as its strategic technology partner to deliver a single platform to automate and orchestrate all workloads running on its core networks across Europe.
•VMware Tanzu and VMware Carbon Black Cloud are now available in the AWS Marketplace, allowing AWS customers to simplify the purchase and deployment of these VMware Cross-Cloud Services, helping them drive digital innovation with enterprise control.
•VMware announced VMware Carbon Black Cloud Managed Detection and Response (MDR) for endpoints and workloads that helps fill the gaps of understaffed security teams and enables teams to respond more quickly to cyberattacks.
•VMware and Kyndryl expanded their strategic partnership focused on helping customers accelerate app modernization and multi-cloud adoption to build digital infrastructures designed for a world of distributed work.
•VMware was recognized by The Wall Street Journal as one of The Best-Managed Companies of 2021.
•For the second consecutive year, VMware was recognized for ESG leadership by the 2021 Dow Jones Sustainability Indices.
•VMware was recognized for its ESG leadership with inclusion in the JUST 100, a comprehensive ranking of ESG and stakeholder performance, for the fifth consecutive year. VMware ranked number one overall in the environment category, leading all companies in sustainable products and pollution reduction.
•VMware was named among the Best Places to Work by Glassdoor in 2022.
•VMware was recognized by Newsweek on its list of America's Most Responsible Companies in 2022.
•In the fourth quarter, VMware received further recognition from leading industry analysts:
◦VMware positioned as a leader in The Forrester Wave™: Unified Endpoint Management, Q4 2021.1
◦For the third consecutive year, VMware held the highest market share in terms of revenue for container infrastructure software from 2018 through 2020, according to IDC.2
◦VMware was positioned as a leader in the IDC MarketScape for Worldwide SD-WAN Infrastructure Vendor Assessment (doc #US47279821, November 2021).3
◦VMware once again was named a Leader in the Gartner Magic Quadrant for Hyperconverged Infrastructure Software, November 2021.4

1 Forrester, The Forrester Wave™: Unified Endpoint Management, Q4 2021, Andrew Hewitt with Will McKeon-White, November 2021.
2 IDC, Worldwide Container Infrastructure Software Market Shares, 2020: Enterprises Continue Container Investments Despite the Pandemic, Doc # US46726421, December 2021.
3 IDC, IDC MarketScape: Worldwide SD-WAN Infrastructure 2021 Vendor Assessment, Brandon Butler, # US47279821, November 2021.
4 Gartner, Gartner® Magic Quadrant™ for Hyperconverged Infrastructure Software, Jeffrey Hewitt, Philip Dawson, Julia Palmer, Tony Harvey, November 2021.
Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose. Gartner and Magic Quadrant are registered trademarks and service marks of Gartner, Inc. and/or its affiliates and are used herein with permission. All rights reserved.

The company will host a conference call today at 1:30 p.m. PT/ 4:30 p.m. ET to review financial results and business outlook. A live web broadcast of the event will be available on the VMware investor relations website at ir.vmware.com. Slides will accompany the web broadcast. The replay of the webcast and slides will be available on the website for two months. In addition, six quarters of historical data for unearned revenue will also be made available at ir.vmware.com in conjunction with the conference call.

# # #

About VMware
VMware is a leading provider of multi-cloud services for all apps, enabling digital innovation with enterprise control. As a trusted foundation to accelerate innovation, VMware software gives businesses the flexibility and choice they need to build the future. Headquartered in Palo Alto, California, VMware is committed to building a better future through the company’s 2030 Agenda. For more information, please visit vmware.com/company.

Additional Information
VMware’s website is located at vmware.com, and its investor relations website is located at ir.vmware.com. VMware’s goal is to maintain the investor relations website as a portal through which investors can easily find or navigate to pertinent information about VMware, all of which is made available free of charge. The additional information includes: materials that VMware files with the SEC; announcements of investor conferences, speeches and events at which its executives talk about its products, services and competitive strategies; webcasts of its quarterly earnings calls, investor conferences and events (archives of which are also available for a limited time); additional information on its financial metrics, including reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures; press releases on quarterly earnings, product and service announcements, legal developments and international news; corporate governance information; ESG (environmental, social and governance) information; other news, blogs and announcements that VMware may post from time to time that investors may find useful or interesting; and opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

VMware, Carbon Black, and Tanzu are registered trademarks or trademarks of VMware, Inc. or its subsidiaries in the United States and other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective organizations.

Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”

Annual Recurring Revenue (“ARR”)
ARR is an operating measure VMware uses to assess the strength of the Company’s subscription and SaaS offerings. ARR is a performance metric and should be viewed independently of, and not as a substitute for or combined with, revenue and unearned revenue. ARR represents the annualized value of VMware’s committed customer subscription and SaaS contracts as of the end of the reporting period, assuming any contract that expires during the next 12 months is renewed on its existing terms, except that, for consumption-based subscription and SaaS offerings, ARR represents the annualized quarterly revenue based on revenue recognized for the current reporting period.

Forward-Looking Statements
This press release contains forward-looking statements including, among other things, statements regarding the expected benefits of VMware’s spin-off from Dell Technologies (“Dell”) and the expected benefits to customers of VMware’s strategy, collaborations, partnerships and offerings. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the impact of the COVID-19 pandemic on VMware’s operations, financial condition, VMware’s customers, the business environment and global and regional economies; (2) the ability of VMware to adapt its offerings, business operations and go-to-market activities to changes in how customers consume information technology resources, such as through subscription and SaaS offerings; (3) the effect of the spin-off from Dell and changes in VMware’s and Dell’s commercial relationships and go-to-market and technology collaborations on VMware’s ability to maintain relationships with its customers, suppliers and on VMware’s operating results and business generally; (4) changes to VMware’s and Dell’s respective financial conditions and strategic directions that could adversely impact their commercial relationship and collaborations; (5) the continued risk of litigation and regulatory actions; (6) adverse changes in general economic or market conditions; (7) delays or reductions in consumer, government and information technology spending; (8) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the industries in which VMware competes, as well as new product and marketing initiatives by VMware’s competitors; (9) rapid technological changes in the virtualization software and cloud, end user, edge security and mobile computing and telecom industries; (10) the uncertainty of VMware’s customers’ acceptance of and ability to transition to emerging technologies and new offerings and computing strategies in the industries in which VMware competes; (11) VMware’s ability to enter into, maintain and extend strategically effective partnerships, collaborations and alliances; (12) VMware’s ability to protect its proprietary technology; (13) changes to product and services development timelines; (14) risks associated with cyber-attacks, information security and data privacy; (15) disruptions resulting from key management changes; (16) risks associated with international sales, such as fluctuating currency exchange rates and increased trade barriers; (17) changes in VMware’s financial condition; and (18) other business effects, including those related to industry, market, economic, political, regulatory and global health conditions. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8- K that VMware may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts:

Paul Ziots
VMware Investor Relations
pziots@vmware.com
650-427-3267

Michael Thacker
VMware Global PR
mthacker@vmware.com
650-427-4454

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
	2022	2021	2022	2021
Revenue:
License	$1,035	$1,014	$3,128	$3,033
Subscription and SaaS	868	707	3,205	2,587
Services	1,628	1,573	6,518	6,147
Total revenue	3,531	3,294	12,851	11,767
Operating expenses(1):
Cost of license revenue	41	45	152	163
Cost of subscription and SaaS revenue	188	187	690	588
Cost of services revenue	378	322	1,429	1,292
Research and development	806	757	3,057	2,816
Sales and marketing	1,075	987	4,067	3,711
General and administrative(2)	260	(6)	1,068	767
Realignment	—	(5)	1	42
Operating income	783	1,007	2,387	2,388
Investment income	—	—	2	7
Interest expense	(80)	(49)	(252)	(204)
Other income (expense), net	(41)	7	(52)	191
Income before income tax	662	965	2,085	2,382
Income tax provision	76	174	265	324
Net income	$586	$791	$1,820	$2,058
Net income per weighted-average share attributable to VMware, Inc. common stockholders, basic(3)	$1.39	$1.88	$4.34	$4.90
Net income per weighted-average share attributable to VMware, Inc. common stockholders, diluted(3)	$1.39	$1.87	$4.31	$4.86
Weighted-average shares of common stock, basic	420,089	420,090	419,504	419,841
Weighted-average shares of common stock, diluted	422,976	422,813	422,394	423,240
__________
(1) Includes stock-based compensation as follows:
Cost of license revenue	$—	$—	$1	$1
Cost of subscription and SaaS revenue	5	6	21	19
Cost of services revenue	22	25	92	99
Research and development	126	127	528	524
Sales and marketing	75	79	302	322
General and administrative	34	16	131	157
(2) General and administrative expenses for the fourth quarter of fiscal 2021 included derecognition of a previously accrued litigation loss of $237 million.
(3)  Automatically as a result of VMware’s spin-off from Dell on November 1, 2021 (the "Spin-Off"), each share of Class B convertible common stock converted into one fully paid and non-assessable share of Class A common stock. Subsequent to the Spin-Off, net income per weighted-average share was attributable to VMware Class A common stockholders. Prior to the Spin-Off, net income per weighted-average share was attributable to VMware Class A and Class B common stockholders.

VMware, Inc.

CONSOLIDATED BALANCE SHEETS
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	January 28,	January 29,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$3,614	$4,692
Short-term investments	19	23
Accounts receivable, net of allowance of $10 and $5	2,297	1,929
Due from related parties(1)	1,438	1,438
Other current assets	598	530
Total current assets	7,966	8,612
Property and equipment, net	1,461	1,334
Deferred tax assets	5,906	5,781
Intangible assets, net	714	993
Goodwill	9,598	9,599
Due from related parties	199	—
Other assets	2,832	2,697
Total assets	$28,676	$29,016
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$234	$131
Accrued expenses and other	2,806	2,382
Unearned revenue	6,479	5,873
Due to related parties(1)	132	—
Total current liabilities	9,651	8,386
Note payable to Dell	—	270
Long-term debt	12,671	4,717
Unearned revenue	4,743	4,441
Income tax payable	242	805
Operating lease liabilities	927	891
Due to related parties	909	—
Other liabilities	409	455
Total liabilities	29,552	19,965
Contingencies
Stockholders’ equity (deficit):
Class A common stock, par value $0.01; authorized 2,500,000 shares; issued and outstanding 418,808 and 112,082 shares	4	1
Class B convertible common stock, par value $0.01; authorized none and 1,000,000 shares; issued and outstanding none and 307,222 shares	—	3
Additional paid-in capital	—	1,985
Accumulated other comprehensive loss	(5)	(5)
Retained earnings (accumulated deficit)	(875)	7,067
Total stockholders’ equity (deficit)	(876)	9,051
Total liabilities and stockholders’ equity (deficit)	$28,676	$29,016
__________
(1) As of January 28, 2022, due from related parties and due to related parties were presented separately, as a right of setoff no longer exists subsequent to the Spin-Off. As of January 29, 2021, due from related parties was presented net of due to related parties.

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
	2022	2021	2022	2021
Operating activities:
Net income	$586	$791	$1,820	$2,058
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	284	268	1,110	1,025
Stock-based compensation	262	253	1,075	1,122
Deferred income taxes, net	12	25	(80)	(152)
(Gain) loss on equity securities and disposition of assets, net	5	26	33	(148)
Loss on extinguishment of debt	21	—	21	8
Other	4	(1)	10	(1)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(626)	(139)	(379)	(37)
Other current assets and other assets	(385)	(258)	(852)	(879)
Due from related parties(1)	(683)	(765)	95	19
Accounts payable	11	(65)	98	(69)
Accrued expenses and other liabilities	668	125	487	518
Income taxes payable	5	(15)	28	(68)
Unearned revenue	990	1,079	908	1,013
Due to related parties(1)	(17)	—	(17)	—
Net cash provided by operating activities	1,137	1,324	4,357	4,409
Investing activities:
Additions to property and equipment	(123)	(82)	(386)	(329)
Sales of investments in equity securities	9	26	77	26
Purchases of strategic investments	(5)	(13)	(11)	(29)
Proceeds from disposition of assets	9	7	14	28
Business combinations, net of cash acquired, and purchases of intangible assets	(7)	(19)	(23)	(409)
Net cash used in investing activities	(117)	(81)	(329)	(713)
Financing activities:
Proceeds from issuance of common stock	3	9	270	273
Proceeds from issuance of senior notes, net of issuance costs	—	—	5,944	1,979
Borrowings under term loan, net of issuance costs	3,998	—	3,998	—
Repayment of term loan	(500)	—	(500)	(1,500)
Repayment of current portion of senior notes	(1,519)	—	(1,519)	(1,257)
Repayment of note payable to Dell	—	—	(270)	—
Repurchase of common stock	(297)	(379)	(1,169)	(945)
Shares repurchased for tax withholdings on vesting of restricted stock	(95)	(93)	(385)	(412)
Payment for Special Dividend	(11,499)	—	(11,499)	—
Payment to acquire non-controlling interests	—	—	—	(91)
Principal payments on finance lease obligations	(1)	(1)	(5)	(4)
Net cash used in financing activities	(9,910)	(464)	(5,135)	(1,957)
Net increase (decrease) in cash, cash equivalents and restricted cash	(8,890)	779	(1,107)	1,739
Cash, cash equivalents and restricted cash at beginning of the period	12,553	3,991	4,770	3,031
Cash, cash equivalents and restricted cash at end of the period	$3,663	$4,770	$3,663	$4,770
Supplemental disclosures of cash flow information:
Cash paid for interest	$54	$58	$200	$200
Cash paid for taxes, net	55	150	331	543
Non-cash items:
Changes in capital additions, accrued but not paid	$(5)	$8	$4	$(10)
__________
(1) Subsequent to the Spin-off, due from related parties and due to related parties were presented separately, as a right of setoff no longer exists. Prior to the Spin-Off, due from related parties was presented net of due to related parties.

VMware, Inc.

GROWTH IN REVENUE PLUS SEQUENTIAL CHANGE IN UNEARNED REVENUE
(in millions)
(unaudited)

Growth in Total Revenue Plus Sequential Change in Unearned Revenue

	Three Months Ended
	January 28,	January 29,
	2022	2021
Total revenue, as reported	$3,531	$3,294
Sequential change in unearned revenue(1)	989	1,079
Total revenue plus sequential change in unearned revenue	$4,520	$4,373
Change (%) over prior year, as reported	3%

Growth in License and Subscription and SaaS Revenue Plus Sequential Change in Unearned License and Subscription and SaaS Revenue

	Three Months Ended
	January 28,	January 29,
	2022	2021
Total license and subscription and SaaS revenue, as reported	$1,903	$1,721
Sequential change in unearned license and subscription and SaaS revenue(2)	433	406
Total license and subscription and SaaS revenue plus sequential change in unearned license and subscription and SaaS revenue	$2,336	$2,127
Change (%) over prior year, as reported	10%
__________
(1) Consists of the change in total unearned revenue from the preceding quarter. Total unearned revenue consists of current and non-current unearned revenue amounts presented in the consolidated balance sheets.

(2) Consists of the change in unearned license and subscription and SaaS revenue from the preceding quarter.

REMAINING PERFORMANCE OBLIGATIONS
(in millions)
(unaudited)

Growth in Remaining Performance Obligations

	January 28,	January 29,
	2022	2021
Remaining performance obligations(3)	$11,996	$11,304
Change (%) over prior year	6%

Remaining performance obligations, current(4)	$6,793	$6,243
Change (%) over prior year	9%
__________
(3) Remaining performance obligations represent the aggregate amount of the transaction price in contracts allocated to performance obligations not delivered, or partially undelivered, as of the end of the reporting period. Remaining performance obligations include unearned revenue, multi-year contracts with future installment payments and certain unfulfilled orders against accepted customer contracts at the end of any given period.

(4) Current remaining performance obligations represent the amount expected to be recognized as revenue over the next twelve months.

VMware, Inc.

SUPPLEMENTAL UNEARNED REVENUE SCHEDULE
(in millions)
(unaudited)

	January 28,	October 29,	July 30,	April 30,	January 29,	October 30,
	2022	2021	2021	2021	2021	2020
Unearned revenue as reported:
License	$19	$17	$20	$16	$15	$11
Subscription and SaaS	2,669	2,238	2,208	2,064	1,998	1,596
Services
Software maintenance	7,208	6,773	6,916	6,957	7,092	6,574
Professional services	1,326	1,205	1,194	1,163	1,209	1,054
Total unearned revenue	$11,222	$10,233	$10,338	$10,200	$10,314	$9,235

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Three Months Ended January 28, 2022
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP As Adjusted(2)
Operating expenses:
Cost of license revenue	$41	—	—	(9)	—	—	$32
Cost of subscription and SaaS revenue	$188	(5)	—	(43)	—	—	$140
Cost of services revenue	$378	(22)	—	—	—	—	$355
Research and development	$806	(126)	—	(2)	—	—	$678
Sales and marketing	$1,075	(75)	(3)	(20)	—	—	$979
General and administrative	$260	(34)	—	—	(16)	—	$210
Operating income	$783	262	3	74	16	—	$1,137
Operating margin(2)	22.2%	7.4%	0.1%	2.1%	0.4%	—	32.2%
Other income (expense), net(3)	$(41)	—	—	—	3	—	$(39)
Income before income tax	$662	262	3	74	19	—	$1,018
Income tax provision	$76					87	$163
Tax rate(2)	11.4%						16.0%
Net income	$586	262	3	74	19	(87)	$855
Net income per weighted-average share attributable to VMware, Inc. common stockholders, diluted(2)(4)	$1.39	$0.62	$0.01	$0.17	$0.04	$(0.21)	$2.02
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(4) Calculated based upon 422,976 diluted weighted-average shares of common stock.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Three Months Ended January 29, 2021
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition, Disposition and Other Items	Certain Litigation and Other Contingencies(5)	Tax Adjustment(1)	Non-GAAP As Adjusted(2)
Operating expenses:
Cost of license revenue	$45	—	—	(11)	—	—	—	—	$33
Cost of subscription and SaaS revenue	$187	(6)	—	(48)	—	—	—	—	$133
Cost of services revenue	$322	(25)	—	—	—	—	—	—	$296
Research and development	$757	(127)	(1)	(1)	—	—	—	—	$628
Sales and marketing	$987	(79)	(2)	(24)	—	—	—	—	$884
General and administrative	$(6)	(16)	—	—	—	(27)	237	—	$187
Realignment	$(5)	—	—	—	5	—	—	—	$—
Operating income	$1,007	253	3	84	(5)	27	(237)	—	$1,133
Operating margin(2)	30.6%	7.7%	0.1%	2.5%	(0.1)%	0.8%	(7.2)%	—	34.4%
Other income (expense), net(3)	$7	—	—	—	—	25	—	—	$30
Income before income tax	$965	253	3	84	(5)	52	(237)	—	$1,114
Income tax provision	$174							5	$178
Tax rate(2)	18.0%								16.0%
Net income	$791	253	3	84	(5)	52	(237)	(5)	$936
Net income per weighted-average share, diluted for Classes A and B(2)(4)	$1.87	$0.60	$0.01	$0.20	$(0.01)	$0.12	$(0.56)	$(0.01)	$2.21
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(4) Calculated based upon 422,813 diluted weighted-average shares for Classes A and B.
(5) Reflects derecognition of a $237 million previously accrued litigation loss as a result of a jury verdict in January 2020 against VMware in a patent litigation matter brought by plaintiffs Cirba Inc and Cirba, IP. Inc. On December 21, 2020, the United States District Court of the District of Delaware set aside the jury verdict and ordered a new trial.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Twelve Months Ended January 28, 2022
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP As Adjusted(2)
Operating expenses:
Cost of license revenue	$152	(1)	—	(39)	—	—	—	$112
Cost of subscription and SaaS revenue	$690	(21)	—	(171)	—	—	—	$498
Cost of services revenue	$1,429	(92)	(1)	—	—	—	—	$1,334
Research and development	$3,057	(528)	(2)	(8)	—	—	—	$2,519
Sales and marketing	$4,067	(302)	(7)	(85)	—	—	—	$3,676
General and administrative	$1,068	(131)	(1)	—	—	(142)	—	$794
Realignment	$1	—	—	—	(1)	—	—	$—
Operating income	$2,387	1,075	11	303	1	142	—	$3,918
Operating margin(2)	18.6%	8.4%	0.1%	2.4%	—%	1.1%	—	30.5%
Other income (expense), net(3)	$(52)	—	—	—	—	31	—	$(21)
Income before income tax	$2,085	1,075	11	303	1	173	—	$3,647
Income tax provision	$265						318	$583
Tax rate(2)	12.7%							16.0%
Net income	$1,820	1,075	11	303	1	173	(318)	$3,064
Net income per weighted-average share attributable to VMware, Inc. common stockholders, diluted(2)(4)	$4.31	$2.54	$0.03	$0.72	$—	$0.41	$(0.75)	$7.25
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(4) Calculated based upon 422,394 diluted weighted-average shares of common stock.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Twelve Months Ended January 29, 2021
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition, Disposition and Other Items	Certain Litigation and Other Contingencies(5)	Tax Adjustment(1)	Non-GAAP As Adjusted(2)
Operating expenses:
Cost of license revenue	$163	(1)	—	(44)	—	—	—	—	$118
Cost of subscription and SaaS revenue	$588	(19)	—	(186)	—	—	—	—	$383
Cost of services revenue	$1,292	(99)	(1)	(1)	—	—	—	—	$1,190
Research and development	$2,816	(524)	(1)	(3)	—	(1)	—	—	$2,286
Sales and marketing	$3,711	(322)	(8)	(94)	—	(2)	—	—	$3,288
General and administrative	$767	(157)	(1)	—	—	(132)	237	—	$713
Realignment	$42	—	—	—	(42)	—	—	—	$—
Operating income	$2,388	1,122	11	328	42	135	(237)	—	$3,789
Operating margin(2)	20.3%	9.5%	0.1%	2.8%	0.4%	1.1%	(2.0)%	—	32.2%
Other income (expense), net(3)	$191	—	—	—	—	(157)	—	—	$34
Income before income tax	$2,382	1,122	11	328	42	(22)	(237)	—	$3,626
Income tax provision	$324							256	$580
Tax rate(2)	13.6%								16.0%
Net income	$2,058	1,122	11	328	42	(22)	(237)	(256)	$3,046
Net income per weighted-average share, diluted for Classes A and B(2)(4)	$4.86	$2.65	$0.03	$0.77	$0.10	$(0.05)	$(0.56)	$(0.61)	$7.20
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(4) Calculated based upon 423,240 diluted weighted-average shares for Classes A and B.
(5) Reflects derecognition of a $237 million previously accrued litigation loss as a result of a jury verdict in January 2020 against VMware in a patent litigation matter brought by plaintiffs Cirba Inc and Cirba, IP. Inc. On December 21, 2020, the United States District Court of the District of Delaware set aside the jury verdict and ordered a new trial.

VMware, Inc.

REVENUE BY TYPE
(in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
	2022	2021	2022	2021
Revenue:
License	$1,035	$1,014	$3,128	$3,033
Subscription and SaaS	868	707	3,205	2,587
Total license and subscription and SaaS	1,903	1,721	6,333	5,620
Services:
Software maintenance	1,346	1,307	5,356	5,105
Professional services	282	266	1,162	1,042
Total services	1,628	1,573	6,518	6,147
Total revenue	$3,531	$3,294	$12,851	$11,767
Percentage of revenue:
License	29.3%	30.8%	24.3%	25.8%
Subscription and SaaS	24.6%	21.5%	25.0%	22.0%
Total license and subscription and SaaS	53.9%	52.3%	49.3%	47.8%
Services:
Software maintenance	38.1%	39.7%	41.7%	43.4%
Professional services	8.0%	8.0%	9.0%	8.8%
Total services	46.1%	47.7%	50.7%	52.2%
Total revenue	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

REVENUE BY GEOGRAPHY
(in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
	2022	2021	2022	2021
Revenue:
United States	$1,645	$1,610	$6,232	$5,878
International	1,886	1,684	6,619	5,889
Total revenue	$3,531	$3,294	$12,851	$11,767
Percentage of revenue:
United States	46.6%	48.9%	48.5%	50.0%
International	53.4%	51.1%	51.5%	50.0%
Total revenue	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES
TO FREE CASH FLOWS
(A NON-GAAP FINANCIAL MEASURE)
(in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
	2022	2021	2022	2021
GAAP cash flows from operating activities	$1,137	$1,324	$4,357	$4,409
Capital expenditures	(123)	(82)	(386)	(329)
Free cash flows	$1,014	$1,242	$3,971	$4,080

VMware, Inc.
About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, VMware has disclosed in this earnings release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and free cash flow. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures, other than free cash flow, differ from GAAP in that they exclude stock-based compensation, employer payroll taxes on employee stock transactions, amortization of acquired intangible assets, realignment charges, acquisition, disposition and other items, and discrete items that impacted our GAAP tax rate, each as discussed below. Our non-GAAP financial measures also reflect the application of our non-GAAP tax rate. Free cash flow differs from GAAP cash flow from operating activities with respect to the treatment of capital expenditures.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude charges and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flow provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•Stock-based compensation. Stock-based compensation is generally fixed at the time the stock-based instrument is granted and amortized over a period of several years. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, the expense for the fair value of the stock-based instruments VMware utilizes may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of VMware’s core business.

•Employer payroll taxes on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond VMware’s control and do not correlate to the operation of the business.

•Amortization of acquired intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•Realignment charges. Realignment charges include workforce reductions, asset impairments, losses on asset disposals and costs to exit facilities. VMware’s management believes it is useful to exclude these items, when significant, as they are not reflective of VMware’s core business and operating results.

•Acquisition, disposition and other items. As VMware does not acquire or dispose of businesses on a predictable cycle and the terms of each transaction can vary significantly and are unique to each transaction, VMware believes it is useful to exclude acquisition, disposition and other items when looking for a consistent basis for comparison across accounting periods. These items include:
–Direct costs of acquisitions and dispositions, such as transaction and advisory fees.
–Costs associated with integrating acquired businesses.
–Accruals for the portion of merger consideration payable in installments that may be paid in cash or VMware stock, at the option of VMware.
–Gains or losses on investments in equity securities, whether realized or unrealized.

VMware, Inc.
–Charges recognized for non-recoverable strategic investments or gains recognized on the disposition of strategic investments.
–Gains or losses on sale or disposal of distinct lines of business or product offerings, or transactions with features similar to discontinued operations, including recoveries or charges recognized to adjust the fair value of assets that qualify as “held for sale.”
–Certain costs incurred related to VMware's spin-off from its former parent company, Dell Technologies Inc., completed on November 1, 2021, such as legal and advisory fees.

•Certain litigation and other contingencies. VMware, from time to time, may incur charges or benefits that are outside of the ordinary course of VMware’s business related to litigation and other contingencies. VMware believes it is useful to exclude such charges or benefits because it does not consider such amounts to be part of the ongoing operation of VMware’s business and because of the singular nature of the claims underlying such matters.

•Tax adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to VMware’s annual estimated tax rate on non-GAAP income. This rate is based on VMware’s estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating VMware’s non-GAAP income as well as significant tax adjustments. VMware’s estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that VMware management believes materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to VMware’s estimated annual tax rates as described above, the estimated tax rate on non-GAAP income may differ from the GAAP tax rate and from VMware’s actual tax liabilities.

Additionally, VMware’s management believes that the non-GAAP financial measure of free cash flow is meaningful to investors because management reviews cash flow generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited.
Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.